REEL MAGIC PRODUCTIONS
(A Development Stage Company)
BALANCE SHEET (REVISED)
December 31, 2006

ASSETS



CURRENT ASSETS

   Petty cash								$7,500
  Cash in Bank								$9,567

	TOTAL CURRENT ASSETS							$17,067


PROPERTY AND EQUIPMENT


	Property and equipment	$39,850
 	Other assets	1,541,119
	Less:  Accumulated depreciation	  (3,985)


	TOTAL PROPERTY AND EQUIPMENT						$1,576,984


	TOTAL ASSETS									$1,594,060





LIABILITIES AND SHAREHOLDERS EQUITY


SHAREHOLDERS' EQUITY

  Capital stock   par value $.001
      75,000,000 shares  authorized
      19,000,000 issued & outstanding
     Paid in capital	$1,534,867

Deficit accumulation	(59,184)






REEL MAGIC PRODUCTIONS
(A Development Stage Company)
STATEMENT OF OPERATIONS  (REVISED)
December 31, 2006



INCOME
	Live Entertainment	$112,000



GENERAL AND ADMINISTRATION EXPENSES
	Advertising	17,500
	Vehicle and Equipment Expenses	6,300
	Bank Charge	173
	Licenses and Permits	1,500
	Depreciation	3,985
	Dues and Subscriptions	2,500
	Entertainment	3,864
	Legal and Accounting	12,600
	Miscellaneous	19,512
	Office Expenses	18,000
	Outside Services	78,600
	Postage	3,783
	Telephone	2,867

		TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	171,184

		NET LOSS FROM OPERATIONS	(59,184)